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                                                              EXHIBIT 1.A.(3)(b)



                               VARIABLE CONTRACTS

                               SELLING AGREEMENT



John Hancock Mutual Life Insurance Company ("JHMLICO"), as the distributor and principal underwriter, and ("the Broker/Dealer"), enter into this agreement effective with its execution by the Broker/Dealer for the purpose of authorizing the Broker/Dealer to solicit applications for variable life insurance and annuity contracts ("Contracts") distributed by JHMLICO on its own behalf and on behalf of John Hancock Variable Life Insurance Company ("JHVLICO"), a subsidiary of JHMLICO. The parties represent as follows:

1. JHMLICO is engaged in the issuance of variable annuity contracts and JHVLICO is engaged in the issuance of variable life insurance contracts, both in accordance with Federal securities laws and the applicable laws of those states in which the Contracts have been qualified for sale. The Contracts are considered securities under the Securities Act of 1933; therefore, distribution of the Contracts is made through JHMLICO as a registered broker/dealer under the Securities Act of 1934 and as a member of the National Association of Securities Dealers, Inc. ("NASD").

2. The Broker/Dealer certifies that it is a registered Broker/Dealer under the Securities Exchange Act of 1934 and a member of the NASD. The Broker/Dealer agrees to abide by all rules and regulations of the NASD, including its Rules of Fair Practice, and to comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Contracts.

3. The Broker/Dealer will select persons to be registered and supervised by it who will be trained and qualified to solicit applications for the Contracts in conformance with applicable state and Federal laws and regulations. Persons so trained and qualified will be registered representatives of the Broker/Dealer in accordance with the rules of the NASD and they will be properly licensed to represent JHMLICO or JHVLICO or both in accordance with the state insurance laws of those jurisdictions in which the Contracts may lawfully be distributed and in which they solicit applications for such Contracts.

4. The Broker/Dealer will take reasonable steps to ensure that its registered representatives shall not make recommendations to applicants to purchase Contracts in the absence of reasonable grounds to believe the purchase of each Contract is suitable for the applicant. The procedure will include review of all proposals and applications for Contracts for suitability and completeness and correctness as to form as well as review and endorsement on an internal record of the Broker/Dealer of
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     the transactions.  The Broker/Dealer will promptly forward to JHMLICO all applications found suitable, together with any payments received with the applications, without deduction or reduction. JHMLICO reserves the right to reject any Contract application and return any payment made in connection with an application which is rejected. Contracts issued on applications accepted by JHMLICO or JHVLICO will be forwarded to the registered representative of the Broker/Dealer for delivery to the Contract owner.

5. The Broker/Dealer will perform the selling functions required by this agreement only in accordance with the terms and conditions of the then current prospectus applicable to the Contracts and will make no representations not included in the prospectus or in any authorized supplemental material. Any material prepared or used by the Broker/Dealer or its registered representatives, which describes or must describe the Contracts, or uses the name of JHVLICO, JHMLICO or the logos or Service Marks of either must be approved by JHMLICO in writing prior to any such use.

6. JHMLICO will provide Broker/Dealer with prospectuses, and any supplements or amendments thereto, describing the Contracts subject to this Agreement. JHMLICO is responsible for maintaining in effect in accordance with the requirements of the Securities and Exchange Commission each Registration Statement of which the prospectus is part. JHMLICO will immediately notify Broker/Dealer of the issuance of any stop order or any Federal or state regulatory proceeding which would prevent the sale of Contracts in any state or jurisdiction.

7. Compensation payable on sales of the Contracts solicited by the Broker/Dealer will be paid to the Broker/Dealer by JHMLICO in accordance with the compensation schedules defined under the John Hancock Mutual Life Insurance Company/M Financial Group Master Agreement dated December 5, 1991 and the Producer Agreements related thereto, as in effect at the time the contract premiums or considerations are received by JHMLICO or JHVLICO. Compensation to the registered representative for contracts solicited by the registered representative will be governed by an agreement between the Broker/Dealer and its registered representative. To the extent requested by Broker/Dealer, registered representative compensation may be paid directly to such registered representative by JHMLICO or JHVLICO. A portion of the compensation otherwise payable to Broker/Dealer pursuant to the compensation schedules applicable to the Contracts shall be payable to Mutual Service Corporation (MSC) in accordance with the agreement in effect between M Financial Group and MSC (currently 2% of first year commissions, 1% of renewal commissions). To the extent requested by Broker/Dealer and its registered representative, registered representative compensation shall be paid to JH Networking Insurance Agency ("NIA") for allocation to The John Hancock/M Financial Group Deferred Commission Plan, as in effect at the time the compensation becomes payable.

8. In the event of any surrender of a Contract within the 10 day "free look" period or, in the case of a variable life insurance policy, within 10 days after the mailing of the Notice of Withdrawal Right, any compensation payable to Broker/Dealer or its registered representatives will not be payable or will be refunded if priorly paid, in accordance with the terms of the M Producer's Contract appended as Exhibit A to the Master Agreement.
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9.   This agreement may not be assigned except by mutual consent and will continue for an indefinite term, subject to the termination by either party by ten days advance written notice to the other party, except that in the event JHMLICO or the Broker/Dealer ceases to be a registered broker/dealer or a member of the NASD, this agreement will immediately terminate. Upon its termination, all authorizations, rights and obligations shall cease, except the agreement in Section 11, the indemnifications in Section 12 and the payment of any accrued but unpaid compensation to the Broker/Dealer.

10. For the purpose of compliance with any applicable Federal or state securities laws or regulations, the Broker/Dealer acknowledges and agrees that in performing the services covered by this agreement, it is acting in the capacity of an independent "broker" or "dealer" as defined by the By-Laws of the NASD and not as an agent or employee of either JHMLICO or JHVLICO or any registered investment company. In furtherance of its responsibilities as a broker or dealer, the Broker/Dealer acknowledges that it is responsible for statutory and regulatory compliance in securities transactions involving any business produced by its registered representatives concerning the Contracts.

     For the purpose of compliance with any applicable state insurance laws or regulations, the Broker/Dealer acknowledges and agrees that only while performing the insurance selling functions reflected by this agreement are the Broker/Dealer's registered representatives acting as the licensed insurance agents of JHMLICO or JHVLICO or both and in that capacity are authorized only to solicit applications for the Contracts which will not become effective until acceptance by JHMLICO or JHVLICO.

11. The Broker/Dealer and JHMLICO jointly agree to cooperate fully in any insurance or securities regulatory investigation or proceeding or judicial proceeding arising in connection with any Contract. Without limiting the foregoing:

        a. Broker/Dealer will be notified promptly of any customer complaint or notice of any regulatory authority investigation or proceeding or judicial proceeding received by JHMLICO with respect to any Contract.

        b. Broker/Dealer will promptly notify JHMLICO of any customer complaint or notice of any regulatory authority investigation or proceeding or judicial proceeding received by Broker/Dealer with respect to any Contract.

12. (1) JHMLICO agrees to indemnify and hold harmless Broker/Dealer and each person who controls or is associated with Broker/Dealer against any losses, claims, damages or liabilities, joint or several, to which Broker/Dealer or such controlling or associated person may become subject under the 1933 Act or otherwise insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading contained (i) in any Registration Statement, any Prospectus or any document executed by JHMLICO or JHVLICO specifically for the purpose of qualifying a Contract for sale under the laws of any jurisdiction or (ii) in any written information or sales material authorized for and supplied or furnished to Broker/Dealer and its agents or representatives by
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         JHMLICO, its employees or agents, in connection with the sale of the
         Contract and JHMLICO will reimburse Broker/Dealer and each such controlling person for legal or other expenses reasonably incurred by Broker/Dealer or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action.

     (2) Broker/Dealer agrees to indemnify and hold harmless such director or officer may become subject under the 1933 Act and state JHMLICO and each of its directors and officers against any insurance losses, claims, damages or liabilities to which JHMLICO and any laws or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

            (a) any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices concerning a Contract by Broker/Dealer or

            (b) claims by agents or representatives or employees of
                Broker/Dealer for commissions or other compensation or remuneration of any type or

            (c) failure by agents, representatives or employees of Broker/Dealer to comply with all applicable state insurance laws and regulations including but not limited to state licensing requirements, rebate statutes and replacement regulations, and the provisions of this Agreement; and Broker will reimburse JHMLICO and any director or officer for any legal or other expenses reasonably incurred by JHMLICO or such director or officer in connection with investigating or defending any such loss, claim, damage, liability or action.

     (3) After receipt by a party entitled to indemnification of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification, such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, and the omission so to notify the indemnifying party will not relieve it from any liability except to the extent that the omission results in a failure of actual notice to the indemnifying party, and such indemnifying party is damaged solely as a result of the failure to give such notice.

13.  All notices to JHMLICO should be mailed to:


        Mr. Henry D. Shaw, Senior Vice President
        John Hancock Mutual Life Insurance Company
        John Hancock Place
        P. O. Box 111
        Boston, MA  02117
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     All notices to the Broker/Dealer will be duly given if mailed to the address shown below.

14. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     In reliance on the representations set forth and in consideration of the undertakings described, the parties represented below do hereby contract and agree.



John Hancock Mutual Life              Broker-Dealer
Insurance Company



By: ____________________________      By: ________________________________

Title: _________________________      Title: _____________________________

Date of Execution                     Date of Execution __________________